EXHIBIT 99.1

The Michaels Companies Names Denise Paulonis Chief Financial Officer

IRVING, Texas, Aug. 25, 2016 (GLOBE NEWSWIRE) -- As part of the company’s previously announced CFO succession plan, The Michaels Companies, Inc. (NASDAQ:MIK) today named Denise Paulonis Executive Vice President – Chief Financial Officer, effective August 29, 2016. Ms. Paulonis, currently Senior Vice President – Finance, succeeds Chuck Sonsteby, Vice Chairman and Chief Financial Officer. Mr. Sonsteby will continue to serve as Vice Chairman and will retain executive responsibility for the growth and integration of Lamrite West and the management of Aaron Brothers stores. Mr. Sonsteby and Ms. Paulonis will work together over the next several months to ensure a smooth transition of duties.

“At Michaels, succession planning and ensuring we have the strongest leadership team to drive value for our customers, team members and shareholders, has always been a key priority,” said Chuck Rubin, Chairman and Chief Executive Officer. “We are delighted that Denise Paulonis will assume the Chief Financial Officer position.  Since joining Michaels, Denise has built strong relationships with internal and external stakeholders and has been a critical leader of our finance and strategy teams. Her promotion reflects her financial expertise, deep knowledge of the Company and strong leadership skills. In her new position, Denise will continue to be a strategic partner with our leadership team as we maintain our focus on delivering our Vision 2020 strategy and strong financial returns.”

Ms. Paulonis joined The Michaels Companies in 2014 as Vice President—Investor Relations, Treasury and Corporate Finance and was named Senior Vice President – Finance in November 2015. Prior to joining the Company, Ms. Paulonis held various senior positions with PepsiCo and McKinsey & Company.  Ms. Paulonis earned a Bachelor of Science in Finance and Economics from Miami University and an MBA from The Wharton School at the University of Pennsylvania.

About The Michaels Companies, Inc.

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.  As of July 30, 2016, the Company owned and operated 1,356 stores in 49 states and Canada under the brands Michaels, Aaron Brothers, and Pat Catan’s.  The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry.  The Michaels Companies, Inc. produces a number of exclusive private brands including Recollections®, Studio Decor™, Bead Landing®, Creatology®, Ashland®, Celebrate It®, Art Minds®, Artist’s Loft®, Craft Smart®, Loops & Threads®, Make Market®, Foamies®, LockerLookz®, and Sticky Sticks®. Learn more about Michaels at www.michaels.com.

Investor Contact:
Kiley F. Rawlins, CFA
972.409.7404
Kiley.Rawlins@michaels.com

ICR, Inc.
Farah Soi/Anne Rakunas
203.682.8200
Farah.Soi@icrinc.com/Anne.Rakunas@icrinc.com

or

Financial Media Contact:
ICR, Inc.
Michael Fox/Jessica Liddell
203.682.8200
Michaels@icrinc.com